Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated November 9, 2022, relating to the statement of asset and liabilities of Ares Strategic Income Fund as of October 14, 2022. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ KPMG LLP

Los Angeles, California

December 2, 2022